Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925
October 2, 2006                                               NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE                                      INTERNET: http://www.walgreens.com

WALGREEN CO.  NAMES NANCY M. SCHLICHTING TO BOARD OF DIRECTORS

DEERFIELD, Ill. - Walgreen Co. today announced Nancy M. Schlichting, president and chief executive officer of Henry Ford Health System in Detroit, has been elected to its board of directors effective Oct. 1. Schlichting, who joins the board as an independent director, becomes the board’s 12th member.

    "Nancy brings a unique perspective as head of one of the largest and most respected integrated healthcare delivery systems in the country," said Dave Bernauer, chairman of Walgreens. "The healthcare industry, including pharmacies, needs to find better ways to deliver care and ensure healthcare dollars are being spent wisely. Nancy understands the business needs of healthcare while demonstrating true compassion for patients."

    Schlichting joined Henry Ford in 1998 as senior vice president and chief administrative officer. She was promoted to executive vice president and chief operating officer the following year and assumed the additional responsibility of president and chief executive officer of Henry Ford Hospital in 2001. She was named president and CEO of the healthcare system in June 2003.

Prior to joining Henry Ford Health System, Schlichting was executive vice president and chief operating officer of Summa Health System in Akron, Ohio. She has also served as

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president of the Eastern Region of Catholic Health Initiatives, president and chief executive officer of Riverside Methodist Hospitals and executive vice president and chief operating officer of Akron City Hospital.

Schlichting serves on numerous community, professional and corporate boards including the Michigan Health and Hospital Association, Greater Detroit Area Health Council, Kresge Foundation, Fifth Third Bank of Eastern Michigan, Mayor’s Time and Detroit Regional Chamber.

    About Walgreen Co.

    Walgreen Co. is the nation's largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,461 stores in 47 states and Puerto Rico, and plans to operate more than 7,000 stores by 2010. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives (a pharmacy benefits manager), Walgreens Mail Service, Walgreens Specialty Pharmacy and Walgreens Home Care.

    About Henry Ford Health System

    Henry Ford Health System, one of the country’s largest health care systems, integrates primary and specialty care with research and education. It includes the 900-member Henry Ford Medical Group, five owned hospitals, the 564,000-member Health Alliance Plan, 25 primary care centers and many other health-related entities located throughout southeastern Michigan.

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